Exhibit 4(b)

AMERICAN EXPRESS COMPANY

As Issuer

And

THE BANK OF NEW YORK MELLON

formerly known as The Bank of New York
As Trustee

FIRST SUPPLEMENTAL INDENTURE

dated as of February 12, 2021

to

THE SENIOR INDENTURE

dated as of August 1, 2007

FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”), dated as of February 12, 2021, between AMERICAN EXPRESS COMPANY, a corporation duly organized and existing under the laws of New York (herein called the “Company”) having its principal office at 200 Vesey Street, New York, NY 10285, and THE BANK OF NEW YORK MELLON (formerly known as The Bank of New York), a national banking association, as Trustee (herein called the “Trustee”).

WITNESSETH

WHEREAS, the Company and the Trustee have executed and delivered a Senior Indenture, dated as of August 1, 2007 (the “Original Indenture,” and, together with this First Supplemental Indenture, the “Indenture”), providing for the issuance of the Company’s debentures, notes or other evidences of unsecured indebtedness to be issued in one or more series (the “Securities”) up to such principal amount or amounts as may from time to time be authorized by or pursuant to the authority granted in one or more resolutions of the Board of Directors.

WHEREAS, Section 11.01 of the Original Indenture provides that the Company, when authorized by or pursuant to the authority granted in a resolution of its Board of Directors, and the Trustee, at any time and from time to time, may, without consent of Holders, enter into one or more indentures supplemental thereto, in form satisfactory to the Trustee to add to, change or eliminate any of the provisions of the Indenture; provided, that any such addition, change or elimination shall not apply to any outstanding Security.

WHEREAS, this First Supplemental Indenture will not apply to any outstanding Security because the amendments contained in this First Supplemental Indenture will apply only to Securities of a series created pursuant to the Indenture on or after the date hereof.

WHEREAS, the Company desires, and has requested, the Trustee to join with it in entering into this First Supplemental Indenture for the purpose of amending the Original Indenture in certain respects as permitted by Section 11.01 of the Original Indenture.

WHEREAS, the entry into this First Supplemental Indenture, as required by Section 11 of the Original Indenture, has been authorized by a resolution of its Board of Directors.

WHEREAS, all actions required by the Company to be taken in order to make this First Supplemental Indenture a valid and legally binding instrument in accordance with its terms, have been taken and performed, and the execution and delivery of this First Supplemental Indenture has been duly authorized in all respects.

NOW, THEREFORE, the Company and the Trustee mutually covenant and agree as follows:

Article 1
DEFINITIONS

Section 101. Relation to Original Indenture.

(a)	This First Supplemental Indenture shall constitute an integral part of the Original Indenture.

Section 102. Definitions. For all purposes of this First Supplemental Indenture, except as otherwise expressly provided for or unless the context otherwise requires:

(a)	Capitalized terms used but not defined herein shall have the respective meanings assigned to them in the Original Indenture;

(b)	Terms defined both herein and in the Original Indenture shall have the meanings assigned to them herein.

Article 2
AMENDMENTS TO THE INDENTURE

For all Securities of a series created pursuant to the Original Indenture on or after the date hereof, the Original Indenture is hereby amended as follows:

Section 201. Amendments to Section 1.01. The following changes are made to Section 1.01 of the Original Indenture:

The definition of “Principal Subsidiaries” is deleted, amended and restated in its entirety to read as follows:

““Principal Subsidiary” of the Company means the following so long as it continues to be a Subsidiary: American Express Travel Related Services Company, Inc. and any one or more Subsidiaries of the Company that shall succeed to all or substantially all of the business of such Subsidiary or succeed to the ownership of all or substantially all of the property and assets of such Subsidiary.”

The definition of “Officer” is deleted, amended and restated in its entirety to read as follows:

““Officer” means the Chairman of the Board, any one of the Vice Chairmen, the President, any one of the Vice Presidents, the Treasurer, any one of the Assistant Treasurers, the Controller, any one of the Assistant Controllers, the Secretary, the Deputy Corporate Secretary or any one of the Assistant Secretaries of the Company.”

Section 202. Amendment to Section 3.04. The following change is made to Section 3.04 of the Original Indenture:

The first two sentences of Section 3.04(a) shall be deleted, amended and restated in its entirety to read as follows:

“The Securities shall be signed in the name and on behalf of the Company by the manual, facsimile or electronic signatures of its Chairman of the Board, any one of its Vice Chairmen, its President or any one of its Vice Presidents and attested to by its Secretary or any one of its Assistant Secretaries, whose signatures may be manual, facsimile or electronic. Only such Securities as shall bear thereon a certificate of authentication substantially in the form hereinbefore recited, executed by or on behalf of the Trustee by manual, facsimile or electronic signature, shall be entitled to the benefits of this Indenture or be valid or obligatory for any purpose.

Section 203. Further Amendments to Sections 1.01 and 3.04 and Amendments to Sections 3.03 and 5.03. The following changes are made to Sections 1.01, 3.03, 3.04 and 5.03 of the Original Indenture:

Any reference in the Original Indenture (as amended by Section 201 of this First Supplemental Indenture) to an Assistant Secretary, Assistant Treasurer or Assistant Controller means any deputy, associate or assistant (or any person performing similar functions) to the Secretary, Treasurer or Controller.

Section 203. Amendment to Section 4.04. The following changes are made to Section 4.04 of the Original Indenture:

The number 30 in the first sentence of Section 4.04 is replaced with the number 5.

The following language is added after the first sentence of Section 4.04

“Any notice of redemption of the senior debt securities to be redeemed at our option may state that such redemption shall be conditional, in the Company’s discretion, on one or more conditions precedent, and that the Redemption Date may (but shall not be required to) be delayed until such time as any or all of such conditions have been satisfied, and that such conditional notice of redemption may be rescinded by the Company if the Company determines that any or all of such conditions will not be satisfied by the Redemption Date, and that in such event, such redemption notice shall be of no further force or effect and the Company shall not be required to redeem the Securities of the series to have been redeemed on the Redemption Date or otherwise. Notice shall be given to each Holder of Securities of the series to be redeemed, at his address appearing in the Securities Register.”

Section 204. Amendment to Section 7.01. The following change is made to Section 7.01 of the Original Indenture:

The definition of “Events of Default” contained in Section 7.01 of the Original Indenture is hereby amended by deleting the existing Section 7.01(f) and replacing it with the following, and references in the Indenture to “Events of Default” shall mean Events of Default as such term is so amended:

“(f)  [Intentionally omitted]”

Section 205. Amendments to Section 9.04. The following changes are made to Section 9.04 of the Original Indenture:

The first sentence of Section 9.04(a) of the Original Indenture shall be deleted, amended and restated in its entirety to read as follows:

“file with the Trustee for the Securities of each series, such information, documents and other reports, and such summaries thereof, as may be required pursuant to the Trust Indenture Act at the times and in the manner provided pursuant to such Act; provided that any such information, documents or reports filed with the Commission pursuant to Section 13 or 15(d) of the Exchange Act shall be filed with the Trustee within 15 days after the same is filed with the Commission and that to the extent information, documents or reports are filed with the Commission and required to be delivered to the Trustee, the availability of such information, documents or reports on the Commission's Electronic Data Gathering Analysis and Retrieval system or any successor thereto or the Company's website will be deemed to have satisfied such delivery requirements to the Trustee;”

The following shall be added at the end of Section 9.04(c):

“To the extent information, documents or reports are filed with the Commission and required to be delivered to the Holders, the availability of such information, documents or reports on the Commission's Electronic Data Gathering Analysis and Retrieval system or any successor thereto or the Company's website will be deemed to have satisfied such delivery requirements to the Holders.”

Section 206. Amendments to Section 12.07. The following changes are made to Section 12.07 of the Original Indenture:

References in Section 12.07 to “any of the Principal Subsidiaries” are deleted and replaced with a reference to “any Principal Subsidiary.”

Article 3
MISCELLANOUS

Section 301. Effect of First Supplemental Indenture. Upon the execution and delivery of this First Supplemental Indenture by each of the Company and the Trustee, the Original Indenture shall be supplemented in accordance herewith, and this First Supplemental Indenture shall form a part of the Indenture for all purposes.

Section 302. Confirmation of Indenture. The Original Indenture, as supplemented and amended by this First Supplemental Indenture, is in all respects ratified and confirmed, and the Original Indenture and this First Supplemental Indenture shall be read, taken and construed as one and the same instrument. This First Supplemental Indenture constitutes an integral part of the Indenture. In the event of a conflict between the terms and conditions of the Original Indenture and the terms and conditions of this First Supplemental Indenture, the terms and conditions of this First Supplemental Indenture shall prevail.

Section 303. Governing Law. This First Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

Section 304. Separability. In case any provision contained in this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 305. Effect of Headings. The titles and headings of the articles and sections of this First Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

Section 306. Counterparts. This First Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. Each party agrees that this First Supplemental Indenture may be electronically or digitally signed, and that any such electronic or digital signatures appearing on this First Supplemental Indenture are the same as handwritten signatures for the purposes of validity, enforceability and admissibility.

Section 307. Trustee. The Trustee makes no representations as to the validity or sufficiency of this First Supplemental Indenture. The statements and recitals herein are deemed to be those of the Company and not of the Trustee.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the day and year first above written.

AMERICAN EXPRESS COMPANY
as Issuer

By:	/s/ David L. Yowan
Name: David L. Yowan
Title: Treasurer

THE BANK OF NEW YORK MELLON
as Trustee

By:	/s/ Francine Kincaid
Name: Francine Kincaid
Title: Vice President

[Signature Page for the Supplemental Indenture]